Exhibit 4.6
Rules of the Rio Tinto Limited
Share Option Plan 2004
Shareholders’ Approval: 22 April 2004
Directors’ Adoption: 30 January 2004
Expiry Date: 22 April 2014
Stock Exchange Centre
530 Collins Street
Melbourne VIC 3000
Tel 61 3 9614 1011
Fax 61 3 9614 4661
www.aar.com.au
© Copyright Allens Arthur Robinson 2004

Rules of the Rio Tinfo Limited Share Option Plan 2004

Table of Contents

1.	Meanings of Words Used		1

2.	Grant of Options		2
	2.1	Grant of Options	2
	2.2	Time when Options may be granted	2
	2.3	Performance Conditions	2
	2.4	Option Certificates	3
	2.5	No Payment	3
	2.6	Disclaimer of Option	3
	2.7	Disposal restrictions	3
	2.8	Administrative errors	3

3.	Option Price		3
	3.1	Setting the Price	3
	3.2	Market value	3

4.	Plan Limits		3
	4.1	10 per cent 10 year limit	3
	4.2	5 per cent 10 year limit	4
	4.3	ASIC prospectus relief limit	4
	4.4	Exclusions	4
	4.5	Meaning of Allocate	4

5.	Variations in Share Capital		4
	5.1	Adjustment of Options	4
	5.2	Notice	4
	5.3	Participation in new issues	4
	5.4	No other changes to Option terms	5

6.	Exercise and Lapse — General Rules		5
	6.1	Exercise	5
	6.2	Lapse	5
	6.3	Employment by another Member of the Group	5

7.	Exercise and Lapse — Exceptions to the General Rules		5
	7.1	Cessation of Employment	5
	7.2	Death	6
	7.3	Restrictions on exercise	6
	7.4	Takeovers	6
	7.5	Company Reconstructions	7
	7.6	Demergers and other significant distributions	7
	7.7	Winding-Up	8
	7.8	Priority	8

8.	Exchange of Options		8
	8.1	Application	8
	8.2	Exchange	8
	8.3	Period for Substitution	9

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Rules of the Rio Tinfo Limited Share Option Plan 2004

	8.4	Consequences of Exchange	9

9.	Exercise of Options		9
	9.1	Exercise	9
	9.2	Manner of Exercise	9
	9.3	Option Exercise Date	10
	9.4	Part Exercise	10
	9.5	Cash alternative	10
	9.6	Issue or Transfer	10
	9.7	Rights	10
	9.8	Consents	11
	9.9	Constitution	11
	9.10	Listing	11

10.	General		11
	10.1	Notices	11
	10.2	Documents sent to Shareholders	11
	10.3	Committee decisions final and binding	11
	10.4	Costs	11
	10.5	Regulations	12
	10.6	Terms of Employment	12
	10.7	Replacement Option certificates	13
	10.8	Withholding	13
	10.9	Privacy consents	13

11.	Changing the Plan and Termination		14
	11.1	Variations and amendments	14
	11.2	Notice	14
	11.3	Termination of the Plan	14

12.	Governing Law		14

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Rules of the Rio Tinfo Limited Share Option Plan 2004

RULES OF THE RIO TINTO LIMITED
SHARE OPTION PLAN 1998
1.	Meanings of Words Used

In these Rules:

Acquiring Company has the meaning given in Rule 8.

ASIC means Australian Securities and Investments Commission.

ASX Listing Rules means the Listing Rules of the Australian Stock Exchange in force from time to time.

Business Day means a day on which the Australian Stock Exchange is open for the transaction of business.

Committee means the Remuneration Committee of the board of directors of the Company as constituted from time to time (or if there is no such Remuneration Committee, means the board of directors of the Company).

Company means Rio Tinto Limited (ACN 004 458 404).

Date of Grant means the date on which the Committee resolves to grant an Option.

Eligible Employee means any executive director, employee or class of employees of a Participating Company who is approved by the Committee.

Member of the Group means:
(a)	the Company; and

(b)	its Subsidiaries from time to time.
Option means a right to acquire Shares granted under the Plan.
Optionholder means a person holding an Option or his personal representatives.
Option Period means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant or such shorter period as may be specified on the Date of Grant.
Option Price means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3, and subject to any variation under Rule 5.
Participating Companies means:
(a)	the Company; and

(b)	any Subsidiary of the Company.
Performance Condition means any condition or conditions imposed under Rule 2.3.
Plan means this plan known as ‘The Rio Tinto Limited Share Option Plan 2004’.
Rules means these rules as changed from time to time.
Shares means fully paid ordinary shares in the capital of the Company.

Rules of the Rio Tinfo Limited Share Option Plan 2004

Subsidiary means a company which is a subsidiary of the Company within the meaning given by the Corporations Act.

2.	Grant of Options

2.1	Grant of Options

The Committee may grant to any Eligible Employee an Option to acquire such number of Shares as they may determine, provided that the value of the number of Shares over which Options granted in respect of any financial year of the Company shall not exceed 300% of the Eligible Employee’s basic rate of pay at 1 March of the calendar year in which the Option is granted. The value of the Shares for this purpose shall be determined by taking the average of the market price of shares (as derived from the Official List of the Australian Stock Exchange) for each Friday in the year immediately preceding the commencement of the relevant Option Period, or in such other way as the Committee may determine.

2.2	Time when Options may be granted
2.2.1	Options may only be granted within 42 days starting on any of the following:
(i)	the day after the announcement of the Company’s results to the Australian Stock Exchange for any period. The Committee may not grant Options at any time which would cause the Option Price to be calculated by reference to any days on or before that announcement;

(ii)	the adoption of the Plan;

(iii)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options; or

(iv)	any day on which changes to the legislation or regulations affecting share option schemes are announced, effected or made.
2.2.2	The Committee may only grant Options between the adoption of the Plan and the 10th anniversary of that date.

2.2.3	If the Committee cannot grant any Options due to restrictions imposed by statute, order, ASX Listing Rules, regulation or government directive, the Committee may grant Options within 42 days after the lifting of such restrictions.
2.3	Performance Conditions

When granting an Option, the Committee must make its exercise conditional on the satisfaction of a Performance Condition. The Performance Condition must be objective, and specified at the Date of Grant. The Committee may waive or change the Performance Condition if anything happens which causes the Committee to consider that:
2.3.1	a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy; or

2.3.2	the Performance Condition should be waived.

Rules of the Rio Tinfo Limited Share Option Plan 2004

2.4	Option Certificates

Each Optionholder will receive an option certificate, which may be executed as a deed, on or as soon as practicable after the Date of Grant.

2.5	No Payment

Optionholders are not required to pay for the grant of any Option.

2.6	Disclaimer of Option

Any Optionholder may disclaim all or part of his Option by notice in writing to the Secretary of the Company, within 30 days after the Date of Grant. If this happens the Option will be deemed never to have been granted under the Plan. No consideration is payable for the disclaimer.

2.7	Disposal restrictions

Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

2.8	Administrative errors

If and to the extent that the Committee tries to grant Options which are inconsistent with Rule 4 (scheme limits), the Options will be limited and will take effect from the Date of Grant on a basis consistent with Rule 4.

3.	Option Price

3.1	Setting the Price

The Committee will set the Option Price on the Date of Grant. The Option Price will be not less than the market value of a Share on the Date of Grant.

3.2	Market value

‘Market value’ for the purpose of this Rule on any particular day means the average of the market price of shares (as derived from the Official List of the Australian Stock Exchange) on any period of five Business Days of which the last falls no earlier than five days before the Date of Grant.

4.	Plan Limits

4.1	10 percent 10 year limit

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company on issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme operated by the Company.

Rules of the Rio Tinto Limited Share Option Plan 2004

4.2	5 percent 10 year limit

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company on issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

4.3	ASIC prospectus relief limit

The number of Shares which may be allocated under the Plan on any day will not exceed the maximum number permitted under any applicable ASIC Class Order or other applicable instrument from the ASIC providing relief from the prospectus regime of the Corporations Act.

4.4	Exclusions

Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned will be ignored when calculating the limits in this Rule.

4.5	Meaning of Allocate

Allocate means, in relation to any employee option scheme, placing unissued Shares under option and, in relation to other types of employee share scheme, the issue and allotment of Shares.

5.	Variations in Share Capital

5.1	Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or if the Company makes a special distribution including a distribution in specie, subject to the ASX Listing Rules in force from time to time:
5.1.1	the number or nominal amount of Shares comprised in each Option; and

5.1.2	the Option Price,
may be adjusted in any way (including retrospective adjustments) in which the Committee considers appropriate.
5.2	Notice

The Committee may notify Optionholders of any adjustment made under this Rule 5.

5.3	Participation in new issues

An Optionholder may not participate in new issues of shares without first exercising his Option.

Rules of the Rio Tinto Limited Share Option Plan 2004

5.4	No other changes to Option terms

Other than as expressly specified in these Rules, no Optionholder will have any right to a change in:
5.4.1	the Option Price of an Option; or

5.4.2	the number or nominal amount of Shares comprised in each Option.
6.	Exercise and Lapse — General Rules

6.1	Exercise

Except where exercise is allowed as described in Rule 7, an Option can only be exercised:
6.1.1	on or after the third anniversary of its Date of Grant, or such other date as may be specified on the Date of Grant;

6.1.2	if any Performance Condition is satisfied or waived; and

6.1.3	so long as the Optionholder is a director or employee of a Member of the Group.
6.2	Lapse

An Option will lapse on the earliest of:
6.2.1	the date the Optionholder ceases to be a director or employee of a Member of the Group, unless any of the provisions in Rule 7 apply;

6.2.2	any date specified in any Performance Condition; or

6.2.3	the expiry of the Option Period, unless Rule 7.2 applies (death).
6.3	Employment by another Member of the Group

For the purposes of Rule 6.2.1, an Optionholder will not be treated as ceasing to be a director or employee of a Member of the Group if he is employed by another Member of the Group.

7.	Exercise and Lapse — Exceptions to the General Rules

7.1	Cessation of Employment

If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, his Options will lapse at the latest of the end of the period of one year after the date of cessation or one year after the date of latest possible vesting under the Performance Condition (or such longer period as the Committee may determine) but may be exercised during that period, subject to satisfaction of any Performance Condition and subject to Rule 7.3. The reasons are:
7.1.1	ill-health, injury or disability (as determined by the Optionholder’s employer);

7.1.2	redundancy;

7.1.3	transfer to Rio Tinto pic or one of its subsidiaries;

Rules of the Rio Tinto Limited Share Option Plan 2004

7.1.4	retirement (by agreement with the Optionholder’s employer);

7.1.5	his employing company ceasing to be under the control of the Company;

7.1.6	a transfer of the undertaking in which the Optionholder works to a person who is neither under the control of the Company nor a Member of the Group; or

7.1.7	any other reason specified by the Committee in its absolute discretion, but subject to any shorter exercise period determined by the Committee.
7.2	Death

If an Optionholder dies, his Options may be exercised by his personal representatives within one year of his death, irrespective of the satisfaction of any Performance Condition, but subject to Rule 7.3. To the extent that any Option exercisable under this sub-rule is not so exercised, it will lapse at the end of the one year period.

7.3	Restrictions on exercise
7.3.1	Except in the case of a transfer as contemplated by Rule 7.1.3, any Options which have not been held for 12 months on the date an Optionholder dies or ceases to be a director or an employee of any Member of the Group may only be exercised pursuant to Rule 7.1 or 7.2 pro rata.

7.3.2	Upon an Optionholder ceasing to be, or if the Committee is satisfied that an Optionholder is to cease being, a director or an employee of any Member of the Group for any of the reasons specified in Rules 7.1.1 to 7.1.7, the Optionholder may, by notice in writing to the Committee, elect that some or all of his Options lapse. Any Options the subject of such a notice will lapse with effect from the date of the notice. An Optionholder may ask the Committee to confirm to the Optionholder whether the Committee is satisfied as to the relevant matters.
7.4	Takeovers

If a person (or a group of persons acting in concert) obtains control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have control of the Company, Options may be exercised, subject to the satisfaction of any Performance Condition measured at the date control is obtained (and, for the purposes only of this Rule, as if any relevant period for measurement the subject of the Performance Condition is deemed to have ended on such date), within the 6 month period after the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied.

The Options will lapse at the end of the 6 month period, unless the Committee gives reasonable notice to the Optionholders before the end of the 6 month period that the Options will not lapse.

Rules of the Rio Tinto Limited Share Option Plan 2004

If someone becomes bound or entitled to compulsorily acquire Shares, Options may be exercised, subject to the satisfaction of any Performance Condition measured as at the date control is obtained (and, for the purposes only of this Rule, as if any relevant period for measurement the subject of the Performance Condition is deemed to have ended on such date), at any time when that person remains so bound or entitled. Options not exercised within that period will lapse at the end of the relevant period referred to in Rule 8.3. If more than one period is relevant the Options will lapse at the end of the later period, unless the Committee gives notice to the Optionholders before the expiry of the relevant period that the Options will not lapse.

However, the Committee may determine that Options will not become exercisable under this rule, but that instead all Options will be automatically replaced by equivalent new options in accordance with Rule 8.

7.5	Company Reconstructions

If under Section 411 of the Corporations Act a court sanctions a compromise or arrangement involving the Shares, the reconstruction of the Company or its amalgamation with any other company or companies, the following will apply:
7.5.1	Optionholders may exercise their Options, subject to the satisfaction of any Performance Condition measured at the date of the court’s sanction (and, for the purposes only of this Rule, as if any relevant period for measurement the subject of the Performance Condition is deemed to have ended on such date), at any time within the 6 month period after the date of the court’s sanction. Any Option not exercised by the end of that period will become unexerciseable and will lapse at the end of that period.

7.5.2	However, the Committee may determine that Options will not become exercisable under Rule 7.5.1, but that instead all Options will be automatically replaced by equivalent new options in accordance with Rule 8.
7.6	Demergers and other significant distributions

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Option, the Committee, may, in its discretion, allow some or all Options to be exercised. The Committee will specify the period of exercise of such Options, whether the Options will lapse at the end of the period, and whether exercise is subject to satisfaction of any Performance Condition. In exercising their discretion, the Committee may take into account considerations relating to the Company and other Members of the Group, and other employees and Optionholders. The Committee will notify any Optionholder who is affected by this Rule.

Rules of the Rio Tinto Limited Share Option Plan 2004

7.7	Winding-Up

If notice is duly given to Members of a resolution for the voluntary winding-up of the Company, Options may be exercised, irrespective of the satisfaction of any Performance Condition, until the start of the winding-up within the meaning of the Corporations Act (but the exercise of any Option in these circumstances will be of no effect if the resolution is not passed). All Options will lapse on a winding-up of the Company unless exercised before the winding-up starts.

If the Company is wound-up by the court, Options may be exercised, irrespective of the satisfaction of any Performance Condition, within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue of Shares after such exercise, and the Optionholder must apply for this authority and pay his application costs. Any Options not exercised during the 2 month period will lapse at the end of the period.

7.8	Priority

If there is any conflict between any of the provisions of Rules 6 and 7, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

8.	Exchange of Options

8.1	Application

This Rule applies if a company (the Acquiring Company):
8.1.1	obtains control of the Company as a result of making a general offer to acquire:
(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have control of the Company; or

(ii)	all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or
8.1.2	obtains control of the Company under a compromise or arrangement sanctioned by the court under Section 411 of the Corporations Act; or

8.1.3	becomes bound or entitled to compulsorily acquire Shares under the Corporations Act.
8.2	Exchange

If any of the events described in Rule 8.1 happens, an Optionholder may, during the period referred to in Rule 8.3, agree with the Acquiring Company to release his Option in consideration of the grant to him of a new option. The new option must be equivalent to the released option.

Rules of the Rio Tinto Limited Share Option Plan 2004

8.3	Period for Substitution

The period referred to in Rule 8.2 is:
8.3.1	in a case falling within Rule 8.1.1, 6 months starting with the time when the Acquiring Company obtains control of the Company and any condition subject to which the offer is made is satisfied;

8.3.2	in a case falling within Rule 8.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

8.3.3	in a case falling within Rule 8.1.3, the period during which the Acquiring Company remains so bound or entitled.
8.4	Consequences of Exchange

Where an Optionholder is granted a new option for release of his old Option as described in this Rule 8, then:
8.4.1	the new option will be treated as having been acquired at the same time as the old Option and be exercisable in the same manner and at the same time as the old Option;

8.4.2	the new option will be subject to the provisions of the Plan as it had effect in relation to the old Option immediately before the release but Rule 11.2 will not apply;

8.4.3	the Conditions will not apply, unless the terms of the Conditions say otherwise; and

8.4.4	with effect from the release and grant, these Rules will be construed in relation to the new option as if references to the Company and Shares were references to the Acquiring Company and shares over which the new option is granted.
9.	Exercise of Options

9.1	Exercise

An Optionholder can exercise his Option validly only in the way described in this Rule.

9.2	Manner of Exercise

Options must be exercised by notice in writing delivered to the Secretary of the Company or other duly appointed agent. The notice of exercise of the Option must be completed, signed by the Optionholder or by his appointed agent, and must be accompanied by:
9.2.1	the relevant option certificate; and

9.2.2	correct payment in full of the Option Price for the number of Shares being acquired, or details of arrangements agreed between the Optionholder and the Company made for the payment of the Option Price for the number of Shares being acquired.

Rules of the Rio Tinto Limited Share Option Plan 2004

9.3	Option Exercise Date
9.3.1	Subject to Rule 9.3.2 the Option Exercise Date will be the later of:
(i)	the date of receipt by the Secretary of the Company of the documents and payment referred to in Rule 9.2; and

(ii)	the date on which the Committee either decides that each of the conditions to which the Option is subject has been satisfied, or waives such conditions.

This paragraph (ii) will only apply if the Option is subject to any conditions. The Committee must make a decision about the satisfaction or waiver of the conditions within 14 days of receiving the documents and payment.
9.3.2	If any statute, regulation, ASX Listing Rule or code adopted by the Company, prohibits the exercise of Options, or the Company Secretary reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 9.3, or, if later, the date when the Optionholder is permitted or the Company Secretary believes the Optionholder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.
9.4	Part Exercise

An Option may be exercised in part or in whole (but may not be exercised in a manner which would require the issue of a fraction of a Share).

9.5	Cash alternative

The Committee may in its discretion determine not to procure the issue or transfer of Shares to an Optionholder who exercises his Option, but instead to pay to him a cash amount equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price, or to procure the transfer to him of Shares to the value of that cash amount. If the Committee so determines, the Option Price shall not be payable, and if already paid, shall be repaid to the Optionholder forthwith.

9.6	Issue or Transfer

Subject to Rule 9.8:
9.6.1	Shares to be issued following the exercise of an Option will be issued within 30 days after the Option Exercise Date or such earlier date as is required by the ASX Listing Rules.

9.6.2	Where Shares are to be transferred to an Optionholder following the exercise of an Option rather than issued, the Committee will procure the transfer of Shares within 30 days after the Option Exercise Date.
9.7	Rights
9.7.1	Shares issued on the exercise of an Option will rank equally in all respects with the Shares on issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

Rules of the Rio Tinto Limited Share Option Plan 2004

9.7.2	Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.
9.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in Australia or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

9.9	Constitution

Any Shares acquired on the exercise of Options will be subject to the Constitution of the Company from time to time in force.

9.10	Listing

If and so long as the Shares are listed on the Official List of the Australian Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

10.	General

10.1	Notices

Any notice or other document which has to be given under or in connection with the Plan may be delivered to an Optionholder or sent by post to him at his home address according to the records of his employing company or such other address which the Company considers appropriate. Any notice or other document which has to be given to the Company under or in connection with the Plan may be delivered or sent by post or by fax to it at its registered office (or such other place as the Committee may from time to time decide and notify to Optionholders). Notices sent by post will be deemed to have been given on the fifth day after the date of posting. Notices sent by fax will be deemed to have been given 24 hours after sending.

10.2	Documents sent to Shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

10.3	Committee decisions final and binding

The decision of the Committee on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

10.4	Costs

The Company will pay the costs of introducing and administering the Plan.

Rules of the Rio Tinto Limited Share Option Plan 2004

10.5	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

10.6	Terms of Employment
10.6.1	For the purposes of this Rule, “Employee” means any Optionholder, any Eligible Employee or any other employee of a Participating Company.

10.6.2	This Rule applies:
(i)	whether a Participating Company has full discretion in the operation of the Plan, or whether a Participating Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
10.6.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and a Participating Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

10.6.4	The grant of Options on a particular basis in any year does not create any right to or expectation of the grant of Options on the same basis, or at all, in any future year.

10.6.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

10.6.6	Without prejudice to an Employee’s right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Conditions, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Option. Any and all discretions, decisions or omissions relating to the Option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

10.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

Rules of the Rio Tinto Limited Share Option Plan 2004

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.
10.6.8	Participation in the Plan is permitted only on the basis that the Employee accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Conditions, in consideration for, and as a condition of, the grant of an Option under the Plan.

10.6.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under any legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.6.10	Nothing in this Plan confers any responsibility or liability on any Member of the Group or any of their directors, officers, employees, representatives or agents in respect of any taxation liabilities of any Employee.

10.6.11	Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. To the extent that any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.
10.7	Replacement Option certificates

If any option certificate is worn out, defaced or lost, the Committee will replace it on such conditions as it wishes to set. If an Option is exercised in part, and the balance remains exercisable, the Committee will provide the Optionholder with a balance certificate.

10.8	Withholding

The Company or any employing company may withhold any amount and make any such arrangements, including the sale of any Shares on behalf of an Optionholder as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to the Optionholder pursuant to this Plan.

10.9	Privacy consents

By participating in the Plan the Optionholder acknowledges that the Committee, the board of the Company and each Member of the Group may use and disclose personal information relating to the Optionholder for all purposes which relate to the management and administration of the Plan including, without limitation:
10.9.1	disclosure of personal information between Members of the Group and to Rio Tinto plc and its subsidiaries;

10.9.2	disclosure of personal information by Members of the Group to external service providers including banks, Plan brokers or administrators, share registries, professional advisers and mail houses, and

Rules of the Rio Tinto Limited Share Option Plan 2004

10.9.3	disclosure of personal information to future purchasers of the Company or the business in which the Optionholder works, in each case whether or not the personal information is transferred from one country to another country, and the Optionholder consents to all such use and disclosure of all such personal information.

11.	Changing the Plan and Termination

11.1	Variations and amendments

Subject to the Corporations Act and the ASX Listing Rules, the Committee has power to make such alterations, variations, insertions, deletions or modifications (variations) to all or any part of the rules of the Plan as the Committee thinks fit, provided that the net effect of such variation is not to prejudice the rights and entitlements of an Optionholder subsisting prior to the making of the amendment.

11.2	Notice

After making any variation, the Committee will give written notice to any Optionholder affected by the variation.

11.3	Termination of the Plan

The Committee may terminate the Plan at any time. If this is not done, the Plan will terminate on 22 April 2014, but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

12.	Governing Law

The law of Victoria governs the Plan and all Options and their construction.